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Exhibit 10(y)

December 21, 2004

From:	Executive Council
Re:	H1 FY05 Pay-for-Results program changes

Last year, we made the decision to apply HP-wide metrics to all Pay-for-Results (PfR) participants to foster collaboration and ensure employees at all levels of the company are measured on the same metrics. For FY05, we are taking the next step to more closely link PfR to our execution priorities and the behaviors we must drive across the company.

As Carly emphasized at last month's Senior Leaders Meeting, accelerating profitable growth—while improving gross margin—is absolutely critical this year.

For FY05, ASPIRE goals have been aligned with analyst expectations. As a result, when ASPIRE is reached, PfR will now pay approximately half of the bonus target, which is the level at which PfR had funded in prior periods when analyst expectations were met. If we exceed ASPIRE goals, executive management will have the discretion to determine additional bonus funding based on gross margin improvement. By tying gross margin improvement directly to upside potential for PfR, we also expect to continue to make progress in the way we collaborate across boundaries. With this change, we have now integrated gross margin into all our variable pay programs, including our sales incentive plans.

Below is your H1'05 PfR participant letter which shows your individual bonus target opportunity, plan metrics, and further details on the H1'05 program.

21 December 2004

To:	«FIRST NAME» «LAST NAME»	Employee Number:	«EMPLID»
Email:	«EMAIL ADDR»
Subject:	Confirmation of participation in the H1'05 Executive Pay-for-Results (PfR) Program

An important component of HP's Total Rewards program is a variable pay element, which allows eligible employees to share in HP's business success through a bonus plan tied to company results. As a key contributor, you are eligible to participate in the HP Pay-for-Results (PfR) Program. The PfR program for H1'05 began November 1, 2004 and runs through April 30, 2005.

Plan Funding

For H1'05, ASPIRE goals have been aligned with analyst expectations. As a result, when ASPIRE is reached, PfR will now pay approximately half of the bonus target, which is the level at which PfR had funded in prior periods when analyst expectations were met.

For performance below ASPIRE goals, assuming that threshold has been met, there will be a modest payout. If we exceed ASPIRE goals, executive management will have the discretion to determine additional plan funding based primarily on gross margin improvement, in addition to revenue, net profit and TCE results. Gross margin is defined as total net revenue less cost of products, cost of services, and financing interest and is a key metric in all variable pay plans for FY05, including sales plans.

There are two conditions that must be met in order for the Plan to pay out: a) the Company Performance Bonus (CPB) must pay out, and b) the PfR net profit threshold must be met (at HP or HP Region level). Additionally, threshold level on each metric must be met before that individual metric funds.

Metrics and bonus opportunity

Below are your plan metrics and target bonus opportunity for H1'05. Your actual bonus under the program will continue to be a factor of the following:

1.
Your Target Bonus Opportunity which is stated as a percentage of your accumulated eligible earnings

2.
Your accumulated eligible earnings during the performance period. This is typically your base pay, but may include adjustments based upon employment status (Part-Time, Leaves of Absence, etc.)

3.
The performance of HP relative to the ASPIRE plans for H1'05.

Target Bonus Opportunity: [Executive Bonus Targets range from 50%–300%]

Performance Level	Metric	Weight	Bonus Opportunity
from Threshold to ASPIRE			0% - 50% of Bonus Target
	Revenue - HP WW	40.00%
	Net Profit - HP WW	40.00%
	Customer - HP WW TCE	20.00%
above ASPIRE	HP Gross Margin improvement		50% - 300% of Bonus Target

As a Section 16 officer of the company, you will not have a discretionary component in your payout under this program. Once plan funding has been established, 100% of your bonus will be determined formulaically.

This is a variable pay program and ultimate payment is discretionary based upon achievement of business objectives. Your current status and participation does not guarantee future status and participation in PfR. As a normal part of aligning our Total Rewards every year, we will continue to monitor the competitiveness of our variable pay programs and adjust as necessary our performance measurement goals, thresholds, bonus opportunities and plan eligibility to reflect business requirements and market norms.

The attached page describes the key features of the H1'05 PfR program. The PfR website is being updated and will be available in January with more details. You can visit this site on the hp employee portal by clicking Employee Resources–Compensation/Benefits on the bar below–Total Rewards on the left-hand menu–Pay-for-Results.

If you have questions about the information specific to you, please contact your manager, your Human Resources Representative, or James Otieno/Stan Malkiewicz in Executive Compensation Services.

Regards,

        «SUPV  FIRST  NAME» «SUPV  LAST  NAME»

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  Exhibit 10(y)